April 30, 1997



Mr. Henry Hsu, President
Kingdom Blinds Manufacturing, Inc.
715 Pondwood Circle
Pottsville, PA  17901

Dear Henry:

I sincerely appreciate the attitude and cooperation you demonstrated at our meeting on April 24th. As you requested, I will memorialize in this letter the terms and conditions that we have agreed upon.

1. Upon receipt of $5,000 for the month of April, Kingdom Blinds will prepare and submit a proposal regarding the joint venture for the distribution of PhaseOut units in Taiwan and other Asian countries.

2. Kingdom Blinds will prepare the information necessary to determine the landed cost of PhaseOut units for sale in Brazil.

3. PhaseOut will provide Kingdom Blinds with the specifications in order for Kingdom Blinds to submit a quotation regarding the Fuelmaster and eyeglass products.

4. In consideration of Kingdom Blinds ceasing to charge interest on PhaseOut's outstanding balances as of April 30, 1997, PhaseOut will issue one million warrants exercisable at 5 cents per warrant with a life of four years. At the time the current outstanding balance is fully paid, if the value of the warrents less the exercise price is greater than the equivalent interest that would have been charged from April 30, 1997, then no additional amounts will be due. If the warrants are exercised prior to the time the outstanding balance is fully paid and its value is greater than the equivalent interest and the outstanding balance at that time, then also no additional amounts would be due.

5. Kingdom Blinds will reduce the current balance due from PhaseOut by $61,000 as consideration for the breakage of units experienced by PhaseOut.


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Henry Hsu                               - 2 -                     April 30, 1997



7. Beginning in May 1997, Kingdom Blinds will receive $5,000 per month plus 5% of PhaseOut's sales each month.

8. Prior to the end of 1997, PhaseOut will evaluate its financial condition in order to determine its ability to accelerate the payment of the outstanding balance due Kingdom Blinds, with the goal of completing the payments within thirty months.

If the foregoing is the entire understanding that we reached, please sign below.

Sincerely,


/S/: Herbert M. Reichlin
Herbert M. Reichlin
Treasurer, COO




Accepted:




-----------------------------------------
Henry Hsu, President
Kingdom Blinds